Exhibit 10.1

MODINE MANUFACTURING COMPANY
PERFORMANCE CASH AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted an opportunity to earn a Performance Cash Award of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of this Award Agreement.  This Award Agreement is not subject to the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”), but all terms used in this Award Agreement and not otherwise defined herein shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	October 2, 2020

Target amount of
Performance Cash:

Performance Period:	April 1, 2020 to March 31, 2023

1.  Performance Cash Award.  You are hereby granted a Performance Cash Award, subject to the terms and conditions of this Award Agreement.  “Performance Cash” means a cash award that is conditioned upon the satisfaction of one or more pre-established Performance Goals. The amount of Performance Cash that will be earned hereunder if the Target Performance Goals are achieved is set forth above.

2.  Terms of Performance Cash Award and Performance Goals.  You have been granted an opportunity to earn a cash payment under this Performance Cash Award.  The actual amount of Performance Cash that would be earned by you will be determined as described below, based upon the actual results for the Performance Period set forth above compared to the Performance Goals set forth below, provided that you remain an employee of the Company or a Subsidiary for the entire Performance Period (subject to the provisions below regarding death, Disability or retirement) and the achievement of the Performance Goals is greater than the Threshold amount specified below (the “Conditions”).  If either of these Conditions is not satisfied, then except as otherwise provided in this Award Agreement, no Performance Cash shall be earned.  The Performance Goals for this Performance Cash Award are: Cash Flow Return on Invested Capital (“CFROIC”) and Average Annual Revenue Growth (“Revenue Growth”), with each having a 50% weight.  The Threshold Performance Goals are the minimum Performance Goals necessary for the Performance Period that must be achieved by the Company in order for you to qualify for any Performance Cash and the Maximum Performance Goals are the minimum Performance Goals for the Performance Period in order for you to qualify for the maximum amount of Performance Cash earned under this Performance Cash Award.

Performance Goal: CFROIC	Performance Cash Award Earned Based on Achievement of Performance Goal
Threshold: 7.0%	5% of Target amount of Performance Cash
Target: 10.5%	50% of Target amount of Performance Cash
Maximum: ≥14.0%	100% of Target amount of Performance Cash

Performance Goal: Average Annual Revenue Growth	Performance Cash Award Earned Based on Achievement of Performance Goal
Threshold: 3.0%	5% of Target amount of Performance Cash
Target: 8.0%	50% of Target amount of Performance Cash
Maximum: ≥13.0%	100% of Target amount of Performance Cash

“CFROIC” or “Cash Flow Return on Invested Capital” means Cash Flow Conversion divided by Average Capital Employed.  Cash Flow Conversion equals Adjusted Free Cash Flow, which equals “net cash provided by operating activities”, less “expenditures for property, plant and equipment” (both as reported externally in the Company’s consolidated statement of cash flows), plus or minus Permitted Adjustments (defined below) plus Cash Interest, which is cash interest expense paid on outstanding debt.  Average Capital Employed for each fiscal year equals total debt plus shareholders’ equity averaged over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end); and where shareholder’s equity excludes shareholder equity attributable to minority shareholders.  Permitted Adjustments include:

Restructuring Charges
•	Fees and expenses for restructuring consultants or financial advisors
•	Employee severance, outplacement and related benefits
•	Employee insurance and benefits continuation
•	Contractual salary continuation for terminated employees
•	Equipment transfers and facility preparation
•	Environmental services (e.g., plant clean-up prior to sale)

Acquisition and Divestiture Charges
•	Fees and expenses for transaction advisors
•	Integration expenses
•	Other incremental costs and charges that are non-recurring and directly related to the transaction

Other
•	Fees and expenses for strategy advisory services associated with a specific transaction or unique project
•	Unusual, non-recurring or extraordinary cash and non-cash charges or income

Adoption of New Accounting Standards
•	The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods.

Divestitures
•	The impact of significant divestitures, such that annual metrics will be calculated on a “continuing operations” basis for the periods following divestiture.

Notwithstanding the foregoing, the Committee may disregard all or part of any Permitted Adjustment as separately applicable to each performance metric if doing so would decrease the amount payable under this Performance Cash Award.

“Average Annual Revenue Growth” means the simple three-year arithmetic average of the Company’s annual change in revenue over the Performance Period, as reported externally in the Company’s audited financial statements.

If actual CFROIC or Revenue Growth for the Performance Period is between Threshold and Target and/or between Target and Maximum, the amount of Performance Cash earned shall be determined on a linear basis.  In the event that the Company’s actual CFROIC or Revenue Growth does not meet the Threshold for the Performance Period, no Performance Cash shall be earned relative to such metric under this Performance Cash Award.  In the event that the Company’s actual CFROIC or Revenue Growth exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target amount of Performance Cash set forth above shall be earned relative to such metric.

3.  Payment of Performance Cash.   Performance Cash earned shall be paid after the end of the Performance Period as soon as administratively practicable after the Committee has approved and certified the amount of Performance Cash that has been earned hereunder or, in the event of payment covered under Paragraph 4 below, within thirty (30) days of the date of your termination of employment.

4.  Change in Control.    Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, all outstanding Performance Cash Awards shall be deemed to have satisfied the Target Performance Goals and shall be paid pro-rata based upon the period worked during the Performance Period as of the date of an involuntary termination of your employment with the Company or a Subsidiary by the Company without Cause or by you for Good Reason within one (1) year following a Change in Control.  “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

5.  Death or Disability.  Notwithstanding anything in this Agreement to the contrary, upon your termination of employment due to death or Disability (as defined herein), a prorated portion (based on the period working during the Performance Period) of the Performance Cash granted to you hereunder shall vest based on the Company’s actual achievement of the Performance Goals at the end of the Performance Period as certified by the Committee, and payment will be made to you after the Committee has approved and certified the amount of Performance Cash that has been earned hereunder.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

6. Retirement.  Notwithstanding anything in this Agreement to the contrary, upon your retirement (with Committee approval), the Committee may, in its sole discretion, vest some or all of the Performance Cash granted to you hereunder and payment shall be made on such terms and conditions as the Committee may deem appropriate; provided, however, such payment shall be made in a manner that is exempt from or complies with Section 409A of the Code.

7.  Forfeiture.  Other than as described above in Paragraph 4 regarding a Change in Control or Paragraphs 5 or 6 regarding death, Disability or retirement, upon your termination of employment with the Company or a Subsidiary for any reason during the Performance Period, you will forfeit all Performance Cash covered by this Agreement.

8.  Transfer.  This Performance Cash Award shall be nontransferable.  Notwithstanding the foregoing, you shall have the right to transfer this Performance Cash Award upon your death, either by the terms of your will or under the laws of descent and distribution.

9.  No Obligation of Employment.  This Performance Cash Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

10.  Controlling Provisions.  In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.

11.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the Performance Cash paid hereunder consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12.  Amendment.  The Committee may from time to time amend, modify, suspend or terminate this Award Agreement; provided, however, that no such action shall adversely affect the Grantee without the Grantee’s consent.

13.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

14.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

15.  Taxes.  The Company may require payment of or withhold any tax which it believes is required as a result of this Performance Cash Award, and the Company may defer making payment with respect to Performance Cash earned hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

16. Committee Discretion.  Notwithstanding anything in this Agreement, the Committee retains the discretion to make negative adjustments to the final determination of the achievement of any Performance Goals.

17. Controlling Law.  The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that this Performance Cash Award awarded to you under this Award Agreement is subject to the terms and conditions hereof.  You hereby agree to accept as binding any decision of the Committee with respect to the interpretation of this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of October 2, 2020.

MODINE MANUFACTURING COMPANY

By:	/s/Michael B. Lucareli
Michael B. Lucareli
Interim President and Chief Executive Officer